                                                                    EXHIBIT 99.2



                               ITEM 7 INFORMATION

The securities being reported on by PHA, are all owned by P&U AB which is a wholly owned subsidiary of P&U BV. P&U BV is a wholly owned subsidiary of P&U Inc. P&U Inc. is a wholly owned subsidiary of PHA.